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                                      January 22, 2021

       Matthew DiLiberto
       Chief Financial Officer
       SL Green Realty Corp. and SL Green Operating Partnership, L.P. 420 Lexington Avenue
       New York, NY 10170

                                                        Re: SL Green Realty
Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-13199

------------------------------------------------------------
------------------------------
                                                            SL Green Operating
Partnership, L.P.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No.
333-167793-02

       Dear Mr. DiLiberto:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                                      Sincerely,


                                      Division of Corporation Finance

                                      Office of Real Estate & Construction